Exhibit 99

Latham Group, Inc. Reports Third Quarter 2024 Financial Results

•	In-Ground Pool Market in Line with Expectations

•	Latham Fiberglass Pool Sales Continue to Show Relative Strength

•	Lean Manufacturing, Value Engineering Initiatives and Improved Procurement Drive Meaningful Cost Reductions

•	Narrows Full Year 2024 Net Sales and Adjusted EBITDA Guidance Ranges

Third Quarter 2024 Financial Highlights:

•	Net sales of $150.5 million
•	Net income of $5.9 million / Earnings per diluted share of $0.05
•	Adjusted EBITDA of $29.8 million / 19.8% of Net sales

Nine Months 2024 Financial Highlights:

•	Net sales of $421.2 million
•	Net income of $11.3 million / Earnings per diluted share of $0.10
•	Adjusted EBITDA of $76.6 million / 18.2% of Net sales

LATHAM, N.Y. – November 5, 2024 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the third quarter 2024 ended September 28, 2024.

Commenting on the results, Scott Rajeski, President and CEO, said, “We continued to execute well within a difficult industry environment, increasing awareness and adoption of fiberglass pools and automatic safety covers, gaining production efficiencies, and controlling costs, while investing in initiatives to drive future growth. Third quarter sales performance benefited from our leadership in fiberglass pools, which have been gaining share in the in-ground pool market and are increasingly recognized by consumers for their superior quality and cost benefits, fast and easy installation and eco-friendly attributes compared to concrete pools. Our year-to-date fiberglass pool sales are tracking to reach approximately 75% of our total in-ground pool sales in 2024, in line with our expectations. Third quarter results included an approximate two-month contribution from the acquisition of our exclusive dealer for automatic safety covers in 29 states, Coverstar Central, which closed in early August. With key integration activities completed, we are moving forward with a unified sales and marketing strategy designed to accelerate the sales growth of this product line, which provides unparalleled safety and offers significant operating cost savings to the homeowners.

“Lean manufacturing and value engineering programs, and improved procurement, continued to result in significant production efficiencies and, together with the Coverstar Central acquisition, enabled us to achieve stable gross profit performance and expanded gross margin on lower year-on-year sales. We expect these factors will position us to significantly increase net sales and profitability amid an industry recovery and enable longer-term margin expansion.”

Third Quarter 2024 Results

Net sales for the third quarter of 2024 were $150.5 million, down $10.3 million or 6.4%, from $160.8 million in the prior year’s third quarter primarily due to lower sales volumes driven by continued soft industry conditions and challenging macroeconomic environment.

Third Quarter Net Sales by Product Line
(in thousands)

	Fiscal Quarter Ended
	September 28, 2024	September 30, 2023
In-Ground Swimming Pools	$74,785	$82,884
Covers	47,755	47,460
Liners	27,956	30,434
Total	$150,496	$160,778

Gross profit for the third quarter of 2024 was $48.7 million, slightly above $48.1 million in the prior year’s third quarter. Gross margin of 32.4% expanded by 250 basis points from 29.9% in the year-ago quarter, reflecting production efficiencies and the acquisition of Coverstar Central.

Selling, general, and administrative expenses were $28.3 million, an increase of $4.9 million or 20.9%, from $23.4 million in the third quarter of 2023, primarily representing increased spending on sales and marketing to further strengthen our position ahead of a market turnaround, performance-based compensation as well as the acquisition of Coverstar Central.

Net income was $5.9 million, or $0.05 per diluted share, compared to $6.2 million, or $0.05 per diluted share, reported for the prior year’s third quarter. Net income margin was 3.9%, compared to net income margin of 3.8% for the third quarter of 2023.

Adjusted EBITDA for the third quarter of 2024 was $29.8 million, down $6.3 million or 17.3% from $36.1 million in the prior year’s third quarter. Adjusted EBITDA margin was 19.8%, 260 basis points below the 22.4% reported in the prior-year period.

Nine Months 2024 Results

Net sales were $421.2 million, down $54.4 million or 11.4%, from $475.6 million in the prior year period, primarily attributable to lower sales volume due to continued macroeconomic weakness.

Gross profit was $132.3 million, in line with $131.7 million in the prior year period. Gross margin expanded by 370 basis points to 31.4% from 27.7% in the prior year period, primarily resulting from our previously announced restructuring programs, production efficiencies from lean manufacturing and value engineering initiatives, cost containment programs, supplier optimization, and modest deflation.

Selling, general, and administrative expenses decreased to $81.2 million, down $5.5 million or 6.4%, from $86.7 million in the prior year period, primarily due to a $9.8 million decrease in non-cash stock-based compensation expense, as well as our cost containment initiatives and restructuring programs, and was partially offset by an increase in performance-based compensation and investment in our sales and marketing efforts to further strengthen our position ahead of a market turnaround.

Net income was $11.3 million, or $0.10 per diluted share compared to a net loss of $2.5 million, or $(0.02) per diluted share in the prior year period. Net income margin was 2.7% compared to a net loss margin of 0.5% in the prior year period.

Adjusted EBITDA was $76.6 million, down $1.5 million or 1.9% from $78.1 million in the prior year period. Adjusted EBITDA margin was 18.2%, a 180-basis-point increase from 16.4% in the prior year period.

Balance Sheet, Cash Flow, and Liquidity

Latham ended the third quarter with cash of $59.9 million after the purchase of Coverstar Central for approximately $65 million in August 2024 and the repayment of $19.6 million of debt in the nine months ended September 28, 2024. Net cash provided by operating activities was $37.2 million in the third quarter and $55.2 million for the first nine months of 2024.

Total debt was $282.8 million, and the net debt leverage ratio was 2.6 at the end of the third quarter, up from 2.1 at the end of the second quarter primarily due to the acquisition of Coverstar Central.

Capital expenditures totaled $4.0 million in the third quarter of 2024, in line with the Company’s guidance of approximately $5 million per quarter, compared to $4.9 million in the third quarter of 2023. In the nine months ended September 28, 2024, capital expenditures were $13.9 million compared to $28.3 million in the prior year period.

Summary and Outlook

“Our year-to-date performance reflects Latham’s market leadership position across our product portfolio and demonstrates our company’s resilience in the face of a significant decline in new pool starts. The growth strategies we are executing, with particular emphasis on fiberglass conversion and automatic safety cover adoption and gaining market share in the Sand States, together with strategic acquisition opportunities, position us to continue to outperform the industry,” Mr. Rajeski concluded.

Latham narrowed its full year 2024 guidance ranges for net sales and Adjusted EBITDA to reflect the end of much of the pool building season and the potential impacts on shipments from recent hurricanes.

FY 2024 Guidance Ranges

	Updated	Prior
Net Sales	$500-510 million	$495-525 million
Adjusted EBITDA[1]	$77-83 million	$75-85 million
Capital Expenditures	$18-22 million	$18-22 million

1)	A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2024 is not available without unreasonable effort due to uncertainty related to our future income tax expense (benefit).

Conference Call Details

Latham will hold a conference call to discuss its third quarter 2024 financial results today, November 5, 2024, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10193423/fdacb128cb. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through November 5, 2025, on the Company’s investor relations website under “Events & Presentations”. A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,850 employees across 30 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt leverage ratio, on a historical and pro forma basis, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under GAAP. Our pro forma presentation gives effect to the Coverstar Central acquisition as if it occurred as of January 1, 2023. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax (benefit) expense, (iv) loss (gain) on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) Odessa fire and other such unusual events and (xi) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;
•	do not reflect changes in our working capital needs;
•	do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;
•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;
•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and
•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-Looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, the implementation of our cost reduction plans and expected benefits, the implementation of our digital transformation and lean manufacturing activities, a potential non-cash impairment charge for goodwill, the recent acquisition and integration of Coverstar Central, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: unfavorable economic conditions and related impact on consumer spending; adverse weather conditions impacting our sales, and can lead to significant variability of sales in reporting periods; natural disasters, including resulting from climate change, geopolitical events, war, terrorism, public health issues or other catastrophic events; competitive risks; our ability to attract, develop and retain highly qualified personnel; inflationary impacts, including on consumer demand; our ability to source raw materials and components for manufacturing our products, our ability to collect accounts receivables from our customers; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; the consequences of industry consolidation on our customer base and pricing; interruption of our production capability at our manufacturing facilities from accident, fire, calamity, regulatory action or other causes; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; delays in, or systems disruptions issues caused by the implementation of our enterprise resource planning system; cyber-security breaches and data leaks, and our dependence on information technology systems; compliance with government regulations; our ability to obtain transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file or furnish with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800

Latham Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data) (unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$150,496	$160,778	$421,247	$475,625
Cost of sales	101,807	112,633	288,948	343,877
Gross profit	48,689	48,145	132,299	131,748
Selling, general, and administrative expense	28,336	23,431	81,174	86,697
Amortization	6,982	6,635	19,822	19,902
Income from operations	13,371	18,079	31,303	25,149
Other expense:
Interest expense, net	9,155	5,980	20,150	21,270
Other (income) expense, net	(693)	1,031	1,697	205
Total other expense, net	8,462	7,011	21,847	21,475
Earnings from equity method investment	944	1,771	2,785	2,468
Income before income taxes	5,853	12,839	12,241	6,142
Income tax (benefit) expense	(43)	6,686	931	8,642
Net income (loss)	$5,896	$6,153	$11,310	$(2,500)
Net income (loss) per share attributable to common stockholders:
Basic	$0.05	$0.05	$0.10	$(0.02)
Diluted	$0.05	$0.05	$0.10	$(0.02)
Weighted-average common shares outstanding – basic and diluted:
Basic	115,564,382	113,538,533	115,358,274	112,629,851
Diluted	118,445,235	114,656,761	117,130,609	112,629,851

Latham Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data) (unaudited)
	September 28,	December 31,
	2024	2023
Assets
Current assets:
Cash	$59,862	$102,763
Trade receivables, net	66,125	30,407
Inventories, net	74,942	97,137
Income tax receivable	7,537	983
Prepaid expenses and other current assets	9,372	7,327
Total current assets	217,838	238,617
Property and equipment, net	114,683	113,014
Equity method investment	25,431	25,940
Deferred tax assets	8,244	7,485
Operating lease right-of-use assets	28,715	30,788
Goodwill	153,043	131,363
Intangible assets, net	301,309	282,793
Other assets	4,148	5,003
Total assets	$853,411	$835,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,348	$17,124
Accounts payable – related party	—	8
Current maturities of long-term debt	3,250	21,250
Current operating lease liabilities	7,053	7,133
Accrued expenses and other current liabilities	50,731	40,691
Total current liabilities	89,382	86,206
Long-term debt, net of discount, debt issuance costs, and current portion	279,503	279,951
Deferred income tax liabilities, net	40,088	40,088
Non-current operating lease liabilities	22,755	24,787
Other long-term liabilities	5,036	4,771
Total liabilities	$436,764	$435,803
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both September 28, 2024 and December 31, 2023; no shares issued and outstanding as of both September 28, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of September 28, 2024 and December 31, 2023; 115,592,865 and 114,871,782 shares issued and outstanding, as of September 28, 2024 and December 31, 2023, respectively	12	11
Additional paid-in capital	464,871	459,684
Accumulated deficit	(45,645)	(56,956)
Accumulated other comprehensive loss	(2,591)	(3,539)
Total stockholders’ equity	416,647	399,200
Total liabilities and stockholders’ equity	$853,411	$835,003

Latham Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) (unaudited)
	Three Fiscal Quarters Ended
	September 28,	September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$11,310	$(2,500)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,291	29,784
Amortization of deferred financing costs and debt discount	1,290	1,290
Non-cash lease expense	5,349	5,874
Change in fair value of interest rate swaps	887	1,790
Stock-based compensation expense	5,187	14,887
Bad debt expense	1,817	4,984
Other non-cash, net	1,666	34
Earnings from equity method investment	(2,785)	(2,468)
Distributions received from equity method investment	3,293	2,330
Changes in operating assets and liabilities:
Trade receivables	(35,639)	(28,652)
Inventories	25,518	61,738
Prepaid expenses and other current assets	(2,318)	(25)
Income tax receivable	(6,554)	(1,539)
Other assets	645	(4,289)
Accounts payable	10,385	2,085
Accrued expenses and other current liabilities	3,430	(169)
Other long-term liabilities	(622)	2,969
Net cash provided by operating activities	55,150	88,123
Cash flows from investing activities:
Purchases of property and equipment	(13,861)	(28,273)
Acquisitions of businesses, net of cash acquired	(64,046)	—
Net cash used in investing activities	(77,907)	(28,273)
Cash flows from financing activities:
Payments on long-term debt borrowings	(19,625)	(12,437)
Proceeds from borrowings on revolving credit facilities	—	48,000
Payments on revolving credit facilities	—	(48,000)
Repayments of finance lease obligations	(573)	(437)
Net cash used in financing activities	(20,198)	(12,874)
Effect of exchange rate changes on cash	54	(1,489)
Net (decrease) increase in cash	(42,901)	45,487
Cash at beginning of period	102,763	32,626
Cash at end of period	$59,862	$78,113
Supplemental cash flow information:
Cash paid for interest	$20,481	$18,538
Income taxes paid, net	8,919	2,990
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$1,201	$484
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	3,538	5,766

Latham Group, Inc.
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation
(Non-GAAP Reconciliation) (in thousands)
	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income (loss)	$5,896	$6,153	$11,310	$(2,500)
Depreciation and amortization	11,323	10,500	32,291	29,784
Interest expense, net	9,155	5,980	20,150	21,270
Income tax (benefit) expense	(43)	6,686	931	8,642
Loss on sale and disposal of property and equipment	41	118	118	131
Restructuring charges(a)	132	1,818	497	2,615
Stock-based compensation expense(b)	1,844	2,354	5,187	14,887
Unrealized (gains) losses on foreign currency transactions(c)	(722)	1,400	1,668	932
Strategic initiative costs(d)	706	1,063	2,680	3,065
Acquisition and integration related costs(e)	1,930	—	2,305	11
Odessa fire(f)	—	11	—	(760)
Other(g)	(433)	—	(539)	38
Adjusted EBITDA	$29,829	$36,083	$76,598	$78,115
Net sales	$150,496	$160,778	$421,247	$475,625
Net income (loss) margin	3.9%	3.8%	2.7%	(0.5)%
Adjusted EBITDA margin	19.8%	22.4%	18.2%	16.4%

(a)	Represents costs related to a cost reduction plan that includes severance and other costs for our executive management changes and additional costs related to our cost reduction plans, which include further actions to reduce our manufacturing overhead by reducing headcount in addition to facility shutdowns.
(b)	Represents non-cash stock-based compensation expense.
(c)	Represents unrealized foreign currency transaction losses associated with our international subsidiaries.
(d)	Represents fees paid to external consultants and other expenses for our strategic initiatives.
(e)	Represents acquisition and integration costs, as well as other costs related to potential transactions.
(f)	Represents costs incurred and insurance recoveries related to a production facility fire in Odessa, Texas.
(g)	Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.
Net Debt Leverage Ratio
(Non-GAAP Reconciliation) (in thousands)
	September 28, 2024		June 29, 2024
Total Debt	$282,753		$282,361

Less:
Cash	(59,862)		(90,768)
Net Debt	222,891		191,593

LTM Adjusted EBITDA(1)	86,511		92,763
Net Debt Leverage Ratio	2.6	x	2.1	x

LTM Pro Forma Adjusted EBITDA(2)	94,257
Pro Forma Net Debt Leverage Ratio	2.4	x

(1)	LTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period.
(2)	LTM Pro Forma Adjusted EBITDA includes pre-acquisition portion of Adjusted EBITDA for the trailing twelve months that is not included in historical results.